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                                  SCHEDULE 14a
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    |X|
Filed by a party other than the Registrant  |_|

Check the appropriate box:
|_| Preliminary Proxy Statement    |_|  Confidential, For Use of the Commission
                                   Only (as permitted by Rule 14a-6(e)(2))

|_| Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Under Rule 14a-12

                                   CLARE, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of Filing Fee (Check the appropriate box):
         |X| No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

         |_| Fee paid previously with preliminary materials:

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount previously paid:
         (2)    Form, Schedule or Registration Statement No.:
         (3)    Filing Party:
         (4)    Date Filed:


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On April 23, 2002, Clare, Inc., jointly with IXYS Corporation, issued the following press release:

CONTACTS:

IXYS CORPORATION
Arnold Agbayani
Senior Vice President, Finance & CFO
IXYS Corporation
3540 Bassett Street
Santa Clara, CA  95054
(408) 982-0700

CLARE, INC.
Harry Andersen
Senior Vice President & CFO
Clare, Inc.
78 Cherry Hill Drive
Beverly, MA  01915
(978) 524-6700

                         IXYS CORPORATION AND CLARE INC.
                           ENTER INTO MERGER AGREEMENT
        COMBINED ENTITY TO CAPITALIZE ON TECHNOLOGY PLATFORMS AND GROWTH
                     VIA A BROADER, DEEPER PRODUCT STRATEGY

SANTA CLARA, CA, AND BEVERLY, MA -- APRIL 22, 2002 - IXYS Corporation (NASDAQ:SYXI) and Clare, Inc. (NASDAQ: CPCL) today announced they have entered into a definitive merger agreement under which IXYS, a leader in the design, development and manufacture of power semiconductors for power conversion and motion control applications, has agreed to acquire Clare, a leading designer and manufacturer of high-voltage integrated circuits, solid state relays, mixed-signal ASICS and driver IC's for OLED displays. The merger agreement, which was unanimously approved by each company's board of directors, provides that stockholders of Clare would receive 0.49147 of a share of IXYS common stock in exchange for each share of Clare common stock that they hold. This exchange ratio implies a transaction value for Clare of approximately $55 million, which represented a 50% premium to the average closing price of a share of Clare common stock for the 30-day period ended April 19, 2002.

IXYS expects to issue approximately 4.87 million shares of common stock in exchange for the outstanding shares of Clare common stock. In addition, IXYS would assume options to acquire approximately 1.02 million shares of IXYS common stock. The transaction, which is subject to customary conditions to closing, including the receipt of regulatory approvals and the approval of the stockholders of both IXYS and Clare, is expected to close by late in the second calendar quarter or early in the third calendar quarter of this year.

The parties believe that the addition of Clare's products to IXYS' existing product lines would create the industry's premier line of discrete components and integrated circuits and position the combined company to meet a broader range of customer needs in a variety of vertical markets worldwide. The parties expect that the transaction will yield significant operational synergies and cost savings upon completion of the integration of the two companies. If the merger closes in the anticipated timeframe, the companies anticipate that the combined company would have a closing date balance sheet with approximately $40 million in cash and no long-term debt, creating a strong platform from which the combined company could embark upon further strategic initiatives in current and future markets.

"The agreement with Clare is an exciting strategic move for IXYS that we believe will clearly benefit the stockholders of both companies by increasing the opportunities available to the larger, combined company to meet customer needs with industry-leading product offerings and services. We also believe that our complementary product lines will provide the opportunity for the combined company to reach customers in new markets worldwide," said Dr. Nathan Zommer, founder and CEO of IXYS. "We expect that Clare's outstanding products, talented employees, strong reputation and market presence will contribute to a strong combined company that will serve as a vehicle for innovation in the semiconductor marketplace. In addition, the anticipated operational synergies resulting from the combination of our two companies are expected to significantly improve the financial performance of the operations contributed by Clare to the combined company."

Larry Mihalchik, President and CEO of Clare, who is expected to join the IXYS Board of Directors at the closing of the merger, said, "There is a strong fit between the two companies. While we share many common business attributes, we expect that the synergies created by the combination of our diverse technologies, product lines and customer bases will be a source of strength for the combined company and represents one of the principal opportunities presented by this merger. We anticipate that our stockholders, customers and employees will benefit greatly from the strengths of the combined company. We are pleased to have a partner that we believe will accelerate the opportunities within our company and capitalize on our talent, technologies and capabilities."

Investors and interested parties within the United States may listen to the IXYS-Clare conference call on Tuesday, April 23, 2002, at 8:00 a.m. Pacific/11:00 a.m. Eastern by dialing (877) 847-5345 and providing the operator with the confirmation code 755883. International callers may connect to the call by dialing (719) 867-0700. A replay of the IXYS-Clare conference call will be available for one week beginning at 11:00 a.m. Pacific/2:00 p.m.. Eastern by calling (888) 203-1112 in the United States or (719) 457-0820 Internationally. The confirmation code for the replay is 755883.

ABOUT IXYS CORPORATION

IXYS Corporation offers a broad line of power semiconductors, including power MOSFETs, IGBTs, ultra-fast reverse recovery diodes, thyristors and rectifiers, multi-chip modules, DCB ceramic substrates and power interface integrated circuits. Directed Energy, Inc., an IXYS subsidiary in Colorado, offers a line of RF power MOSFETs, laser diode drivers and high power pulse generators. Westcode Semiconductors, Limited, an IXYS subsidiary in the UK, offers a broad range of very high-power thyristors, diodes IGBTs and subsystems. Additional information about IXYS can be found at www.ixys.com.

ABOUT CLARE, INC.

Clare is a leader in the design and manufacture of high-voltage analog circuits. The Company's products enable communications by providing the critical interface between high-voltage electrical signals and the low-voltage electronics that process those signals. Leading manufacturers of data communications, telecommunications, and industrial equipment around the world rely on Clare for semiconductors and specialized electronic components. Additional information about Clare can be found at www.clare.com.

                                       ###

This press release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, including forward- looking statements and assumptions regarding the amount and timing of synergies that may be achieved in connection with the merger, the strength of the combined company's balance sheet, the degree to which the combined company will alter the competitive landscape in its industry, prevailing market conditions and the combined company's ability to successfully introduce new products. These statements and all other statements that are not historical facts are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the following: the possibility that the merger may not close; the ability of the combined company to manage the cost of integrating the two companies and effectively integrate the separate businesses of IXYS and Clare; the failure of IXYS to realize the synergies that may be derived from the acquisition; the costs associated with the acquisition; higher than anticipated expenses that the combined company may incur in future quarters or the inability to identify expenses that can be eliminated; the ability of the combined company to retain key employees; the ability of IXYS and Clare to develop and market new products following the consummation of the acquisition; customer demand for the products of the combined organization and technological changes in the industries in which IXYS and Clare operate. In addition, please refer to the risk factors contained in each of IXYS' and Clare's filings with the Securities and Exchange Commission, including IXYS' Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed on June 28, 2001 and Clare's Registration Statement on Form S-1, filed on June 20, 1995. Neither IXYS nor Clare undertakes any obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS intends to file a registration statement on Form S-4 in connection with the transaction, and IXYS and Clare intend to mail a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of IXYS and Clare are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about IXYS, Clare and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it becomes available) at the SEC's website at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained (when it becomes available) from IXYS and Clare. In addition to the registration statement on Form S-4 to be filed by IXYS in connection with the transaction, each of IXYS and Clare file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by IXYS and Clare with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from IXYS and Clare.

IXYS' executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IXYS and Clare in favor of the merger. A description of the interests of IXYS' executive officers and directors in IXYS is set forth in the proxy statement for IXYS' 2001 Annual Meeting of Stockholders, which was filed with the SEC on October 1, 2001. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of IXYS' executive officers and directors in the merger by reading the joint proxy statement/prospectus filed with the SEC when it becomes available.

Clare's executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IXYS and Clare in favor of the merger. A description of the interests of Clare's executive officers and directors in Clare is set forth in the proxy statement for Clare's 2001 Annual Meeting of Stockholders, which was filed with the SEC on August 1, 2001. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Clare's executive officers and directors in the merger by reading the joint proxy statement/prospectus filed with the SEC when it becomes available.

The following is a conference call script used by IXYS Corporation and Clare, Inc. held on April 23, 2002:

                       IXYS/CLARE INVESTOR CONFERENCE CALL
               Moderator: Arnold Agbayani, Senior Vice President,
                      Finance and Chief Financial Officer
                                IXYS Corporation
                             TUESDAY, APRIL 23, 2002
                                   8:00 AM PST
                                  11:00 AM EST

OPERATOR:

Ladies and gentlemen, thank you for standing by. Welcome to the IXYS/Clare merger conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this conference is being recorded on Tuesday, April 23, 2002.

Here to discuss the proposed merger are Nathan Zommer, IXYS's President and Chief Executive Officer and Larry Mihalchik, Clare's President and Chief Executive Officer.

I would now like to turn the conference over to Arnold Agbayani, the Chief Financial Officer of IXYS, who will be moderating this conference call. Please go ahead, sir.

[AGBAYANI]: Thank you. I would like to thank each of you, IXYS stockholders, Clare stockholders, analysts, and others for joining us today.

         Our agenda is for our principal speakers, Dr. Nathan Zommer and Mr. Larry Mihalchik, to offer their remarks related to the definitive merger agreement signed by IXYS and Clare last night, and then we will be available to answer questions related to the proposed merger.

         We would like to clearly note that during the course of this conference call, participants from Clare and from IXYS will make forward-looking statements regarding future events or the future performance of our respective companies and the combined company. Statements made in this press conference and conference call other than statements of historical fact are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We wish to caution you that these statements are just predictions that involve risks and uncertainties, and that actual events or results could differ materially. We discuss a number of the risks of our respective businesses in detail in our SEC reports, including IXYS's Form 10-K Annual Report for the fiscal year ended March 31, 2001 filed on June 28, 2001, and Clare's Registration Statement on Form S-1, filed on June 20, 1995. Any forward-looking statements must be considered in the context of these risks and uncertainties and the merger related risks set out in our press release and to be described in the Registration Statement on Form S-4 to be filed in connection with the transaction. Factors that could cause actual results to differ include the possibility that the merger may not close; the ability of the combined company to manage the cost of integrating the two companies and effectively integrate the separate businesses of IXYS and Clare; the failure of IXYS to realize the synergies that may be derived from the acquisition; the costs associated with the acquisition;

higher than anticipated expenses that the combined company may incur in future quarters or the inability to identify expenses that can be eliminated; the ability of the combined company to retain key employees; the ability of IXYS and Clare to develop and market new products following the consummation of the acquisition; customer demand for the products of the combined organization and technological changes in the industries in which IXYS and Clare operate.

         Now let me turn the meeting over to Nathan Zommer, President and CEO of IXYS.

[ZOMMER]: Thank you, Arnold. Thank you, Larry. Good morning everybody. I would like to thank you for participating today. As you know, earlier this morning IXYS and Clare announced that we have signed a definitive agreement by which IXYS would acquire Clare in a combination of two of the leading companies in the power semiconductor industry. The transaction is a strategic move by our two respective companies that we believe is in the best interests of our stockholders, customers, employees and suppliers. We expect to close this transaction by late in the second calendar quarter or early in the third calendar quarter of this year. Our purpose here is to provide you with additional information regarding the transaction, including the terms of the transaction, the strategic nature of the merger, and our integration philosophy.

         First, Arnold, would you please briefly discuss the principal terms of the transaction for everybody:

[AGBAYANI]:

o The transaction is structured as a stock-for-stock reverse triangular merger.

o Under the terms of, and subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, at the closing, each outstanding share of Clare held immediately prior to the effective time of the merger will be converted into approximately .49147 of a share of IXYS common stock. IXYS expects to issue approximately 4.87 million shares of common stock in exchange for outstanding shares of Clare common stock. In addition, IXYS will assume outstanding Clare options which will become exercisable for approximately 1.02 million shares of IXYS common stock following the completion of the merger.

o    The transaction is structured to qualify as a tax-free reorganization.

o The transaction was unanimously approved by both company's Boards of Directors.

o The transaction is subject to approval by both IXYS's and Clare's stockholders, compliance with applicable regulatory requirements, and other customary closing conditions.

o Larry Mihalchik, current President and CEO of Clare, will be offered a seat on the IXYS board of directors and is expected to serve as an advisor to IXYS for a transition period.

[ZOMMER]:   Thanks, Arnold.

         Let me say first of all, I am excited about the course we are about to set with the merger between IXYS and Clare and the opportunities in front of us ranging from broader product offerings, expanded technology deployment, further penetration of customers and new markets, and the potential synergies that we hope to achieve through the combination of our two companies.

          The acquisition of Clare should provide IXYS with a path for developing our company beyond our position in the power discrete semiconductor world. With the addition of Clare's technological capabilities and product offerings, IXYS would be able to offer products that are discrete but not necessarily high power and also significantly expand our offering of integrated circuits ranging from standard products to Application Specific Integrated Circuits, or "ASICs." The proposed acquisition of Clare is thus an important building block in our longer-term strategic development.

         It is not possible in this presentation to describe all the possibilities we envision related to the combination of the products and technology of IXYS and Clare. However, I would like to characterize for you just a couple of the possibilities we hope to realize:

     1. Clare's Solid State Relay (SSR) product line is synergistic to the IXYS business. SSRs are high-voltage, optically isolated switching devices that are used in telecom and industrial systems. By combining Clare's SSR technology with IXYS' high-power switching and packaging capability, the higher power, "greater than 5 amps," SSR market can be served. This market, which includes higher power products, is larger than the one currently being addressed by Clare with SSRs, which are primarily used in wired telecom lines.

     2. We also hope that Clare's high voltage IC process, including silicon on insulator, or SOI, may provide technology opportunities with our high voltage IC drivers and IGBT products.

         Clare has an impressive portfolio of technological capabilities and personnel that we believe, within time, IXYS should be able to exploit into higher revenues and new products. This portfolio includes SOI and wafer-bonding processes, multi-chip packaging, experienced analog/mixed-signal design engineers, and IC drivers for flat display panels.

         One of our principal objectives for the combined company will be to improve the operating performance of the combined companies, and in particular the Clare Beverly, Massachusetts operations, through increased revenue generation and the achievement of operating efficiencies.

         From the market viewpoint, again, I believe the strengths of each company can provide opportunity for the other. Where we have customers in common, we will strive for deeper penetration; for customers not in common, we hope to leverage our respective relationships to cross-sell the products of the combined company. Similarly, there are end markets and regions of the world where we expect the strength of IXYS can accelerate the opportunities for Clare and VICE VERSA.

         We anticipate also that as we engage in further planning for the combined company we may discover other areas, such as in manufacturing and overhead, that will yield positive synergies to the combined company.

         As to our integration plans, we have already identified key areas of integration in the short-term and long-term that will not compromise the continuity of support to our customers and the momentum of growth in new products. These are in:

     o   Top management integration
     o   Integration of facilities
     o   Integration of SG&A functions

         I would also like to add that the cultural fit of the companies has been demonstrated by the dynamics and the spirit exhibited during the negotiation of this transaction. Moreover, both companies have a strong technology base and share similar work ethics and the desire to succeed for the "stockholders."

         With the combined internal assets, wafer fabs, packaging technologies and design capabilities of IXYS and Clare, we believe we can provide our stockholders more leveraged growth options than either company could provide alone. Additionally, we expect that the financial strength of the combined company should give it a sufficient basis for an aggressive deployment of these capabilities in the marketplace.

         I will now ask Arnold to comment on the expected financial impact of this transaction.

[AGBAYANI]:

         As Nathan referred to in his closing comments, we anticipate that the combined company will have a strong balance sheet at the timing of the closing. For example, we expect the cash to be approximately $40 million at the time of closing, with no significant long term debt on the balance sheet other than equipment leases.

         We believe we understand the steps necessary to turn Clare's current operations around financially. We acknowledge that it will take time to increase the utilization of the fab, effect the anticipated synergies and generate other efficiencies and savings. We expect that it will take at least six to nine months to effect this turnaround of Clare, and therefore, this acquisition would be dilutive to our earnings in the three fiscal quarters immediately following the closing of the transaction. We believe, however, that the long-term benefits we expect to achieve from acquiring Clare will outweigh the short-term negative effects of this transition period.

         Now I would like to yield the floor to Larry Mihalchik.

         [MIHALCHIK]: Thank you, Arnold. Good morning everyone. Nathan has provided you with some of the principal merits and reasons for this proposed merger between IXYS and Clare from a combined company standpoint and has described the future opportunities of IXYS and Clare.

         I would like to express to you briefly my views, and those of our Board, regarding our evaluation of this proposed merger, the synergies we hope to realize from the combination of Clare with IXYS, and the benefits we expect to be realized by Clare's stockholders from the proposed merger.

         In prior quarterly conference calls with Clare's stockholders, I indicated that I was spending a fair amount of time investigating and evaluating various strategic alternatives for the Company. I expressed the range of possibilities, including an enterprise-wide transaction, selling off one or more pieces of Clare, or changing the business model of our company.

         Although positioned with a strong balance sheet and cash position, our operating performance and use of cash necessitated a change of some magnitude. Our portfolio of products includes certain offerings such as solid state relays, whose revenues have been affected by the downturn in the telecommunications market, and others such as our LiteLink DAA that has strong revenue growth but on a relatively smaller base, and IC drivers for the OLED display market that is predicted to emerge into meaningful commercialization later this year and next, but has little revenue right now. This scenario is coupled with an infrastructure for a much larger company, including the costs associated with operating an underutilized fab.

         A key element in considering the business direction and value for Clare's stockholders was determining a path for accelerating the productivity of the key assets, technologies and capabilities of our company. We believe that the merger with IXYS is an excellent vehicle to pursue this acceleration. First of all, Clare and IXYS have a firm view on how to increase the utilization of the fab, much faster than Clare could address as an independent company. Second, there is a close synergy between some of our product lines, which should allow for deeper penetration into certain markets and certain customers. Third, both companies are rich in technology and engineering talent, which is expected to provide the opportunity for cross fertilization of ideas and, in turn, new, exciting products. Finally, with the stronger balance sheet of the combined company, we believe a more aggressive approach could be employed for the emerging product offerings than if Clare remained independent; more specifically, for example, Clare believes that the combined company should possess the working capital and investment that will be required to generate revenues and maintain a leadership position with the display IC drivers as the market for these products increases dramatically.

         In the press release I stated that there is a strong fit between IXYS and Clare. While we share many common business attributes, we expect that the synergies created by the combination of our diverse technologies, product lines and customer bases will be a source of strength for the combined company and represents one of the principal opportunities of the merger. Nathan has a vision of building a successful, larger semiconductor company, and we expect that Clare will become an important building block in that regard. Nathan has a very good understanding of our business; but, more importantly, he has a keen sense of our technology and capabilities and where to take these companies together.

         This transaction with IXYS would result in Clare's stockholders owning approximately 15% of the outstanding shares of IXYS common stock upon closing of the merger. This position allows Clare's stockholders to participate in the potential upside of Clare's technology and emerging businesses. We believe that this participation would also be accomplished within a broader base of a stronger business with significant synergies, and, lastly, under the umbrella of the increased financial strength that should be created by combining the companies. In relation to other possibilities, we believe that the merger with IXYS provides the right course for our stockholders, employees, customers and other stakeholders.

         Thank you for joining us.

[AGBAYANI]:  We are now ready for questions.

[ZOMMER (AFTER Q&A SESSION)]: Thank you for participating in this call.